EXHIBIT 99.1

First Citizens Reports Earnings for Third Quarter 2010

RALEIGH, N.C., Oct. 25, 2010 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending September 30, 2010, of $27.7 million, compared to $82.5 million for the corresponding period of 2009, according to Frank B. Holding Jr., chairman of the board. Net income for the third quarter of 2010 declined $54.7 million, or 66.4 percent, from the same quarter of 2009. Per share income for the third quarter 2010 totaled $2.66, compared to $7.90 for the same period a year ago. The decline primarily results from significant acquisition gains reported during the third quarter of 2009 that resulted from two FDIC-assisted transactions. The 2009 acquisition gains represented $63.5 million after tax, or $6.09 per share.

First Citizens' current quarter results generated an annualized return on average assets of 0.52 percent and an annualized return on average equity of 6.46 percent, compared to respective returns of 1.83 percent and 22.45 percent for the same period of 2009.

The comparability of BancShares' results of operations for the third quarter of 2010 is affected by the FDIC-assisted transactions, due to the acquisition gains and post-acquisition transactions related to acquired loans and assumed deposits, which impact net interest income, provision for loan and lease losses, noninterest income and noninterest expense. Allowances are established through the provision for loan and lease losses on acquired loans as deterioration in credit quality is identified. For loans covered under loss share agreements, the estimated recoverable portion of any deterioration is recognized as an adjustment to the FDIC receivable with an offset to noninterest income. Additionally, fair value discounts are accreted into income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than the original estimates.

Third quarter net interest income increased $94.7 million, or 70.0 percent, from the same period of 2009, due to an increase in interest-earning assets and the accretion of fair value discounts. Average interest-earning assets increased $2.74 billion, or 17.3 percent, due to assets acquired through the 2010 FDIC-assisted transactions. Large unscheduled loan payments received through the third quarter 2010 resulted in $74.9 million of fair value discount accretion, which increased interest income. The taxable-equivalent net yield on interest-earning assets increased 152 basis points when compared to the third quarter of 2009, primarily due to reduced deposit costs and the favorable impact of acquired loans and assumed deposits, including the impact of fair value discounts accreted into income during the third quarter of 2010.

Interest-earning assets averaged $18.6 billion during the third quarter of 2010. Average loans increased $1.8 billion, or 15.2 percent, since the third quarter of 2009, due to acquisition activity. Average investment securities grew $213.6 million, or 5.9 percent, principally resulting from strong deposit growth within the legacy branch network.

Average interest-bearing liabilities increased by $2.3 billion, or 17.5 percent, during the third quarter of 2010, due to higher levels of deposits. The rate on interest-bearing liabilities decreased 39 basis points to 1.25 percent during the third quarter of 2010 as market interest rates continued to contract.

The provision for loan and lease losses equaled $59.9 million during the third quarter of 2010, a $41.6 million increase from the same period of 2009, due to $43.1 million of post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. The corresponding increase in the indemnification asset is recorded by the recognition of $35.9 million of noninterest income. Net charge-offs on noncovered loans during the third quarter 2010 equaled $15.2 million, compared to $15.3 million during the third quarter 2009. On an annualized basis, noncovered net charge-offs for the third quarter of 2010 represented 0.52 percent of average noncovered loans and leases, compared to 0.53 percent for the same period of 2009. Net charge-offs on covered loans equaled $14.8 million during the third quarter of 2010. No covered loan charge-offs were recorded during the third quarter of 2009.

Total noninterest income declined $130.9 million, or 72.4 percent, from the third quarter of 2009, due to prior year acquisition gains of $104.4 million and $28.7 million of charges resulting from adjustments to the FDIC receivable for assets covered by loss share agreements. The adjustment to the FDIC receivable represents the impact of reductions to the receivable resulting from large unscheduled loan payments, partially offset by increases to the receivable resulting from post-acquisition deterioration of other loans. Cardholder and merchant services income increased $2.7 million during the third quarter of 2010. Due to changes in regulations governing deposit account overdrafts that became effective in mid-August, deposit service charges declined $2.3 million, or 11.2 percent, during the third quarter versus the third quarter of 2009.

Noninterest expense equaled $176.9 million during the third quarter of 2010, up $12.4 million, or 7.5 percent, $8.5 million of which resulted from the FDIC-assisted transactions. Salary expense increased $8.6 million, or 13.0 percent, due to higher head count, including $5.3 million for branch associates in acquired branches, and merit increases. Occupancy expense increased, due to the new facilities resulting from the FDIC-assisted transactions, while equipment costs increased as a result of higher hardware and software expenses. Higher transaction volume caused cardholder and merchant processing expense to increase. These increases were partially offset by reduced foreclosure-related costs and employee benefits expense.

For the nine-month period ending September 30, 2010, net income equaled $163.0 million, or $15.62 per share, compared to $97.3 million, or $9.33 per share, earned during the same period of 2009. Annualized net income as a percentage of average assets was 1.05 percent during 2010, compared to 0.75 percent during 2009. The annualized return on average equity was 13.17 percent for the first nine months of 2010, compared to 9.01 percent for the same period of 2009.   The $65.6 million, or 67.4 percent, increase in net income reflects improved net interest income, higher acquisition gains and other noninterest income, partially offset by higher provision for loan and lease losses and noninterest expense.

Net interest income increased $177.7 million, or 48.3 percent, during 2010, due to balance sheet growth resulting from the FDIC-assisted transactions, accretion of fair value discounts and an improved net yield on interest-earning assets. Average loans and leases grew $2.15 billion, or 18.3 percent, during the 2010. The taxable-equivalent net yield on interest-earning assets increased 85 basis points to 4.02 percent during 2010, versus 3.17 percent recorded during the comparable period of 2009 primarily due to acquired loan fair value discount accretion recognized during 2010.

The provision for loan and lease losses totaled $108.6 million for the first nine months of 2010, compared to $57.7 million during 2009, a $50.9 million increase resulting from $63.5 million for post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. The corresponding increase in the indemnification asset is recorded by the recognition of $52.1 million of noninterest income. Net charge-offs on noncovered loans totaled $40.6 million in 2010, down $9.4 million from 2009. Net charge-offs on noncovered loans for 2010 represent 0.47 percent of average noncovered loans and leases compared to 0.57 percent for 2009.   Net charge-offs on covered loans during 2010 equaled $22.1 million. No covered loan losses were incurred in the comparable period of 2009.

Nonperforming assets covered by FDIC loss share agreements totaled $429.9 million as of September 30, 2010, compared to $205.1 million at September 30, 2009. Nonperforming assets not covered by FDIC loss share agreements totaled $185.7 million at September 30, 2010, compared to $106.3 million at September 30, 2009, due to higher nonaccrual and restructured loans. Nonperforming assets not covered by FDIC loss share agreements represent 1.60 percent of non-covered loans, leases and OREO as of September 30, 2010, compared to 0.92 percent of September 30, 2009.

Acquisition gains recorded during 2010 totaled $136.0 million, compared to $104.4 million during 2009, all of which resulted from FDIC-assisted transactions. For 2010, other noninterest income includes a net reduction of $13.1 million resulting from adjustments to the FDIC receivable for covered assets. In addition, cardholder and merchant services income increased $9.4 million, due to higher transaction volume, while income from wealth management services increased $4.5 million. Mortgage income declined $2.3 million due to reduced refinancing activity. Deposit service charges declined $947,000, the net impact of lower fees from overdrafts and higher service charges for deposit accounts resulting from FDIC-assisted transactions.

Noninterest expense increased $53.5 million, or 11.2 percent, during the first nine months of 2010. Of the increase in total noninterest expenses, $48.9 million relates to costs incurred in the new locations resulting from the FDIC-assisted transactions. Exclusive of the increase directly resulting from the new branches, salary expense increased $4.6 million during 2010 resulting from staff increases and merit increases.

As of September 30, 2010, First Citizens BancShares had total assets of $21.0 billion. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 436 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except share data; unaudited)	2010	2009	2010	2009
Interest income	$ 278,628	$ 189,690	$ 696,763	$ 546,183
Interest expense	48,688	54,413	150,925	178,069
Net interest income	229,940	135,277	545,838	368,114
Provision for loan and lease losses	59,873	18,265	108,629	57,747
Net interest income after provision for loan and lease losses	170,067	117,012	437,209	310,367
Gain on acquisitions	--	104,434	136,000	104,434
Other noninterest income	49,969	76,419	218,540	217,527
Noninterest expense	176,851	164,499	531,577	478,112
Income before income taxes	43,185	133,366	260,172	154,216
Income taxes	15,439	50,898	97,213	56,885
Net income	$ 27,746	$ 82,468	$ 162,959	$ 97,331
Taxable-equivalent net interest income	$ 231,006	$ 136,426	$ 549,019	$ 372,001
Net income per share	$ 2.66	$ 7.90	$ 15.62	$ 9.33
Cash dividends per share	0.30	0.30	0.90	0.90
Profitability Information (annualized)
Return on average assets	0.52%	1.83%	1.05%	0.75%
Return on average equity	6.46	22.45	13.17	9.01
Taxable-equivalent net yield on interest-earning assets	4.93	3.41	4.02	3.17
CONDENSED BALANCE SHEETS
		September 30	December 31	September 30
(thousands, except share data; unaudited)		2010	2009	2009
Assets
Cash and due from banks		$ 493,786	$ 480,242	$ 723,031
Investment securities		3,789,486	2,932,765	3,287,309
Loans covered by FDIC loss share agreements		2,222,660	1,173,020	1,257,478
Loans and leases not covered by FDIC loss share agreements		11,545,309	11,644,999	11,520,683
Allowance for loan and lease losses		(218,046)	(172,282)	(165,282)
Receivable from FDIC for loss share agreements		651,844	249,842	243,000
Other assets		2,564,252	2,157,477	1,646,659
Total assets		$ 21,049,291	$ 18,466,063	$ 18,512,878
Liabilities and shareholders' equity
Deposits		$ 17,743,028	$ 15,337,567	$ 15,348,955
Other liabilities		1,588,059	1,569,381	1,649,239
Shareholders' equity		1,718,204	1,559,115	1,514,684
Total liabilities and shareholders' equity		$ 21,049,291	$ 18,466,063	$ 18,512,878
Book value per share		$ 164.67	$ 149.42	$ 145.16
Tangible book value per share		153.74	138.98	134.66
SELECTED AVERAGE BALANCES
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except shares outstanding; unaudited)	2010	2009	2010	2009
Total assets	$ 21,164,235	$ 17,892,599	$ 20,740,796	$ 17,385,950
Investment securities	3,810,057	3,596,422	3,536,952	3,506,187
Loans and leases	13,917,278	12,078,390	13,941,556	11,788,104
Interest-earning assets	18,605,130	15,862,964	18,272,392	15,686,614
Deposits	17,823,807	14,792,449	17,431,667	14,338,639
Interest-bearing liabilities	15,433,653	13,137,412	15,212,048	12,860,140
Shareholders' equity	$ 1,705,005	$ 1,457,599	$ 1,654,900	$ 1,444,605
Shares outstanding	10,434,453	10,434,453	10,434,453	10,434,453
ASSET QUALITY
		September 30	December 31	September 30
(dollars in thousands; unaudited)		2010	2009	2009
Nonaccrual loans covered by FDIC loss share agreements		$ 264,653	$ 116,446	$ 102,473
Nonaccrual loans not covered by FDIC loss share agreements		84,754	58,417	56,628
Other real estate covered by FDIC loss share agreements		99,843	93,774	102,600
Other real estate not covered by FDIC loss share agreements		47,523	40,607	44,703
Troubled debt restructurings covered by FDIC loss share agreements		65,417	10,013	--
Troubled debt restructurings not covered by FDIC loss share agreements		53,374	55,025	4,990
Total nonperforming assets		$ 615,564	$ 374,282	$ 311,394
Nonperforming assets covered by FDIC loss share agreements		$ 429,913	$ 220,233	$ 205,073
Nonperforming assets not covered by FDIC loss share agreements		185,651	154,049	106,321
Total nonperforming assets		$ 615,564	$ 374,282	$ 311,394
Allowance for loan and lease losses allocated to:
Loans covered by FDIC loss share agreements		$ 43,839	$ 3,500	$ --
Loans not covered by FDIC loss share agreements		174,207	168,782	165,282
Ratio of allowance for loan and lease losses to loans and leases:
Covered by FDIC loss share agreements		1.97%	0.30%	-- %
Not covered by FDIC loss share agreements		1.51	1.45	1.43
Net charge-offs of noncovered loans and leases, year-to-date		40,613	64,651	50,034
Ratio of nonperforming assets to loans, leases and other real estate:
Covered by FDIC loss share agreements		18.51%	17.39%	15.08%
Not covered by FDIC loss share agreements		1.60	1.32	0.92
Total		4.42	2.89	2.41
Net charge-offs of noncovered loans to average noncovered loans and leases (annualized)		0.47%	0.56%	0.57%
CAPITAL INFORMATION
		September 30	December 31	September 30
(dollars in thousands; unaudited)		2010	2009	2009
Tier 1 capital		$ 1,906,806	$ 1,752,384	$ 1,734,984
Total capital		2,180,810	2,047,684	2,028,621
Risk-weighted assets		13,258,598	13,136,815	13,019,522
Tier 1 capital ratio		14.38%	13.34%	13.33%
Total capital ratio		16.45	15.59	15.58
Leverage capital ratio		9.04	9.54	9.73
CONTACT:  First Citizens BancShares
          Barbara Thompson
          (919) 716-2716